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                                                                    Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Peter Kiewit Sons', Inc.:

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of Peter Kiewit Sons', L.P. and Peter Kiewit Sons' GP, Inc. of our audit report dated March 15, 2002, with respect to the consolidated balance sheet of Peter Kiewit Sons', Inc. as of December 29, 2001, and the related consolidated statements of earnings, changes in redeemable common stock and comprehensive income, and cash flows for the year then ended, and the related financial statement schedule, included herein and to the reference to our firm under the heading "Experts" in such Registration Statement.


/s/ KPMG LLP

KPMG LLP


Omaha, Nebraska
October 24, 2002